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                        INTERNATIONAL DISTRIBUTION AGREEMENT
                        ------------------------------------

     THIS INTERNATIONAL DISTRIBUTION AGREEMENT ("Agreement") made in the State of Florida, United States of America, as of this 21st day of November, 1997 between REXALL SUNDOWN, INC., a Florida corporation with principal offices at 851 Broken Sound Parkway, N.W., Boca Raton, Florida 33487 ("Rexall"), and BESO PHARMACEUTICS, INC., a Nevada corporation, with principal offices at 13139 Ramona Boulevard, Suite G, Irwindale, California ("Distributor").

     1. APPOINTMENT OF DISTRIBUTOR. Rexall hereby appoints Distributor as its exclusive authorized distributor for the retail store channel in the People's Republic of China (the "Territory") of Rexall's REXALL brand of vitamins, nutritional products and food supplements as set forth on SCHEDULE A hereto and made a part hereof (collectively, the "Products"), subject to the terms and conditions hereinafter set forth. The Products shall be marketed under the Beso REXALL name. Distributor hereby accepts such appointment and agrees to use its best efforts to promote, market, sell and distribute the Products under Rexall's trademarks and under the Beso REXALL tradename within the Territory by dealers, agents, traveling representatives, advertising and such other promotion and merchandising methods as will insure the widest possible distribution and maximum sales of the Products within the Territory in the retail store channel, except that none of the Products shall be marketed or sold through the direct sales, network marketing or multi-level marketing channel of distribution. Notwithstanding anything contained herein to the contrary, Rexall's wholly-owned subsidiary, Rexall Showcase International, Inc. ("RSI"), reserves the right to sell its products, which products shall be labeled and packaged as RSI products, under the REXALL trademarks in the Territory through its independent distributors in the direct sales, network marketing or multi-level marketing channel of distribution and the exclusive distribution rights granted to Distributor herein shall in no way prevent or restrict any such sales of RSI's products in the Territory through RSI's independent distributors.

     2. USE OF REXALL TRADENAME. TRADEMARKS AND LOGO. Distributor shall use the authorized Rexall tradename, trademarks and logo (the "Intellectual Property") in all written documents, oral presentations, and in general, all communications to third parties relating to the sale, promotion and advertising of the Products. The form and content of all such labels, communications, promotions and advertisements shall be submitted for Rexall's prior written approval. It is understood however, that Rexall shall remain tge sole owner of all such tradenames, trademarks and logos and that neither the performance of this Agreement nor the use by Distributor thereof shall confer on Distributor any rights thereto which cannot be terminated by Rexall as set forth herein.

     3. TERM. The term of this Agreement shall be for a period of ten (10) years (the "Term") commencing on November 30, 1997 (the "Effective Date") and shall terminate on the tenth anniversary of the Effective Date, unless sooner terminated as herein provided.

     4. TERRITORY. Distributor shall be responsible for the marketing, sale and distribution of the Products in the Territory. Distributor shall market, sell and distribute the Products only in the Territory and Distributor shall not directly or indirectly seek customers, establish branches or other sales entities or maintain any warehouse facilities outside the Territory for the sale of Products.

     5. NON-ASSIGNABILITY BY DISTRIBUTOR. This Agreement may not be assigned by Distributor without the prior written consent of Rexall except that Distributor may, at any time, assign this Agreement to any of its affiliated companies in which it owns the same interest, provided it executes the appropriate amendments to this Agreement. Rexall may also at any time, assign this Agreement to any of its affiliated companies.

     6. RELATIONSHIP OF PARTIES.

     (a) The appointment of Distributor hereunder shall not be deemed to constitute Distributor as the agent or legal representative of Rexall or any affiliated entity of Rexall for any purpose whatsoever. Distributor shall not represent itself nor permit itself to be represented as an agent of Rexall or any affiliated entity of Rexall in any telephone directory, building directory, advertisement or in any publication

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or notice to the public or otherwise, provided, however, that Distributor may use the words "DISTRIBUTOR FOR REXALL VITAMINS."

     (b) Distributor is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Rexall or to bind Rexall in any way except as specifically authorized in this Agreement. In addition, Distributor shall not obligate or purport to obligate Rexall by issuing or making any warranties or guarantees with respect to the Products other than as specifically authorized by Rexall in writing. It is expressly agreed that Distributor shall be solely responsible for any and all obligations or liabilities incurred or assumed by Distributor in the performance hereof and Rexall shall not be held liable in any manner therefor.

     7. MINIMUM ANNUAL PURCHASE REQUIREMENT. Distributor expressly agrees to make the following minimum annual purchases of Products from Rexall:

     (a) During the first year of the Term, Distributor shall purchase a minimum of $500,000 U.S. of Products from Rexall.

     (b) During the second year of the Term, Distributor shall purchase a minimum of $1,100,000 U.S. of Products from Rexall.

     (c) During the third year of the Term, Distributor shall purchase a minimum of $2,500,000 U.S. of Products from Rexall.

     (d) During the fourth year of the Term, Distributor shall purchase a minimum of the greater of (i) $3,500,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the third year of the Term.

     (e) During the fifth year of the Term, Distributor shall purchase a minimum of the greater of (i) $5,100,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the fourth year of the Term.

     (f) During the sixth year of the Term, Distributor shall purchase a minimum of the greater of (i) $6,500,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the fifth year of the Term.

     (g) During the seventh year of the Term Distributor shall purchase a minimum of the greater of (i) $7,800,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the sixth year of the Term.

     (h) During the eighth year of the Term, Distributor shall purchase a minimum of the greater of (i) $9,200,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the seventh year of the Term.

     (i) During the ninth year of the Term, if any, Distributor shall purchase a minimum of the greater of (i) $11,000,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the eighth year of the Term.

     (j) During the tenth year of the Term, Distributor shall purchase a minimum of the greater of (i) $13,000,000 U.S. of Products or (ii) 110% of the dollar amount of Products purchased by Distributor during the ninth year of the Term.

     In order to maintain the exclusive distribution rights within the Territory with respect to the Products granted hereby, Distributor shall purchase not less than such minimum annual purchases of Products from Rexall in each of the above described periods.

     8. PRICES AND PAYMENT: CONDITIONS OF SALE OF PRODUCTS. Rexall will, from time to time, furnish

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Distributor with descriptions of Products, with prices to Distributor. From time to time, economic considerations may require Rexall to change its prices. Rexall shall provide Distributor with sixty (60) days prior written notice of such price changes. All Products shall be shipped Freight Collect, F.O.B. Boca Raton, Florida. The conditions of payment shall be prepayment for all Products with bank draft, cashieVs check, money order, wire transfer or letter of credit in U.S. dollars; provided, however, payment may also be made by irrevocable letter of credit in U.S. dollars, confirmed by a bank in the United States of America reasonably acceptable to Rexall, payable no later than ninety (60) days from the invoice date.

     9. TAXES. Distributor shall be solely liable for the payment of any sales, use, occupational or other charges or taxes assessed, levied, imposed or collected by the Territory or any political subdivision thereof arising from the sale, use, possession, ownership or storage of Products purchased by Distributor, or arising in respect to any payment to be made by Distributor to Rexall.

     10. GOVERNMENTAL REGISTRATION. It shall be the sole responsibility of Distributor at its cost to obtain and maintain all licenses, permits, authorizations or registrations required by the government or by local authorities of the Territory to sell the Products in the Territory. All such Product registrations shall be in the name of Distributor during the Term hereof and upon the termination of this Agreement for any reason, Distributor shall immediately assign all such registrations to Rexall. Rexall shall provide Distributor with all reasonable and necessary documentation to obtain the required registrations. If Distributor receives any notice from any such governmental authority raising any issues concerning the safety, efficacy or quality of any of the Products, or any of the promotional practices that are being used by Distributor to sell the Products, Distributor shall immediately notify Rexall in writing. Upon receipt of such notification, Distributor and Rexall will consult with each other and Rexall shall have the right, in its sole discretion, to intervene with such governmental authority with or without Distributor's assistance.

     11. RETURNS. SHORTAGES. DAMAGE. No Products purchased from Rexall shall be returned to Rexall without Rexall's prior written authorization. Distributor shall notify Rexall of all claims for packing shortages within sixty (60) days after receipt of such Products. Distributor shall maintain adequate insurance covering Products in transit and shall supply a copy of the covering policy to Rexall as well as copies of any extensions or amendments thereto, within thirty (30) days after the date of this Agreement, and shall thereafter promptly supply copies of any subsequent amendments, extensions or substitutions thereto. Claims for damage to Products in transit shall be made by Distributor to the transportation or insurance carrier. The responsibility of Rexall with respect to Products shall cease and terminate after delivery of the same in good order to the transportation carrier at Rexall's factory. Distributor shall warehouse, store and otherwise maintain the Products at all times under appropriate conditions that will prevent any deterioration or damage to the Products.

     12. CONTINGENCIES. Rexall shall not be liable for any loss, damage or demurrage due to any delay or failure in performance either (a) because of compliance with any order, request or control of any governmental authority or person purporting to act therefor, or (b) when the supply of Products or any facility of production, manufacture, storage, transportation, distribution or delivery contemplated by Rexall is interrupted, unavailable or inadequate because of wars, hostilities, public disorders, acts of enemies, sabotage, strikes, labor or employment difficulties, fires, acts of God, accidents or breakdowns, weather conditions or any cause beyond Rexall's control whether or not similar to the foregoing.

     13. DISTRIBUTOR'S REPRESENTATIONS AND WARRANTIES. Distributor represents and warrants to Rexall as follows:

     (a) Neither the execution and delivery of this Agreement nor compliance with the obligations of Distributor hereunder will violate any law or regulation, or any order or decree of any court or government instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which Distributor or any officer, director, employee or controlling person of Distributor is a party, or which is or purports to be binding upon any of the foregoing persons.

      (b) No action, approval or consent, including but not limited to, any action, approval or

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consent by any federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of Distributor in accordance with its terms.

     14. FINANCIAL CONDITION OF DISTRIBUTOR. In the event of (a) the insolvency of Distributor; (b) the complete or partial liquidation or suspension of the business of Distributor; (c) the filing by or against Distributor of a voluntary or involuntary petition in bankruptcy; (d) the making by Distributor of any assignment for the benefit of creditors or the application for the appointment or the appointment of any receiver of the property of Distributor; (e) the dissolution of Distributor; or (f) the financial responsibility of Distributor becoming impaired or otherwise unsatisfactory to Rexall; then, and in any such event, at Rexall's option, this Agreement may be terminated by Rexall upon five (5) days written notice to Distributor, and Rexall shall thereupon be released from all obligations hereunder.

     15. CONFIDENTIALITY. In connection with Distributor's responsibilities hereunder, Rexall may disclose or make known to Distributor, and Distributor may be given access to or become acquainted with, certain confidential information not disclosed to the general public, including trade secrets, relating to the business of Rexall, its distributors, customers, products, service or other proprietary items, formulas or ideas, which Rexall considers proprietary and desires to maintain confidential (collectively, "Confidential Information"). Distributor hereby agrees that during the Term and at all times thereafter, Distributor shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for Rexall's benefit as directed by Rexall, any of the Confidential Information which Distributor may have acquired as an incident to his acting as a distributor of Rexall's Products, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of Rexall, and that any breach of the terms of this Section is a material breach of this Agreement. Distributor shall take all reasonable measures to prevent its employees, agents and representatives from disclosing the Confidential Information. Confidential Information shall not include any documentation, data or information that is either (a) already in the possession of the receiving party at the Effective Date of this Agreement,
(b) independently learned by the receiving party, (c) righffully received by the receiving party from a third party having the right to make such disclosure, or (d) publicly known or that becomes publicly known through no wrongful act of the receiving party.

     16. NON-PERFORMANCE.

     (a) If Distributor shall breach or default in the performance of any term, condition or covenant contained in this Agreement or if any representation or warranty of Distributor hereunder shall be untrue or incorrect in any respect, Rexall, in addition to such other rights and remedies as it may have at law or otherwise under this Agreement, may elect immediately to terminate this Agreement by giving written notice to Distributor of its election to do so, and such election shall be effective immediately upon the giving of such notice.

      (b) (i) If Distributor fails to meet its minimum annual purchase requirement for the first year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 25% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement and 25% of the second and third year annual minimum purchase requirements;

               (ii) If Distributor fails to meet its minimum annual purchase requirement for the second year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 25% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement, 25% of the third year annual minimum purchase requirement and 20% of the fourth year annual minimum purchase requirement;

               (iii) If Distributor fails to meet its minimum annual purchase requirement for the third year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 25% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement, 20% of the fourth year annual minimum purchase, and 15% of the

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minimum annual purchase requirement for the fifth year of this Agreement;

               (iv) If Distributor fails to meet its minimum annual purchase requirement for the fourth year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 20% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement and 15% of the annual minimum purchase requirement for the fifth year of this Agreement;

               (v) If Distributor fails to meet its minimum annual purchase requirement for the fifth year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 15% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement and 10% of the annual minimum purchase requirement for the sixth year of this Agreement.

               (vi) If Distributor fails to meet its minimum annual purchase requirement for the sixth through the tenth year of this Agreement as set forth in Section 7 hereof, Distributor shall be responsible for paying Rexall 10% of the minimum annual purchase requirement for such year in which Distributor has failed to meet its minimum annual purchase requirement and 10% of the annual minimum purchase requirement for the following year of this Agreement.

     17. EFFECT OF TERMINATION.

     (a) Any termination of this Agreement shall not release Distributor from payment of any sum which may then be owing to Rexall, including but not limited to, any sums due under Section 16 hereof.

     (b) Upon termination of this Agreement, all rights and privileges herein granted to Distributor shall immediately cease and terminate, and Distributor agrees that upon its disposition of inventory bearing such trade names, logos and trademarks of Rexall, which shall not exceed a period of six months from the date of termination, thereupon to discontinue forever the use of trademarks, logo and tradenames of Rexall in its business operations.

     18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, altered, renewed, or otherwise modified except by written instrument signed by or on behalf of the party to be charged therewith.

     19. WAIVER. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature unless expressly so stated in writing.

     20. HEADINGS. The headings or captions under paragraphs of this Agreement are for convenience and reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

     21. NOTICES. Any notice, demand or payment required,' permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if sent by registered or certified mail, return receipt requested, and postage prepaid addressed to Rexall or Distributor at their respective addresses hereinabove set forth.

     22. EXECUTION; GOVERNING LAW: JURISDICTION: ARBITRATION.

      (a) This Agreement shall not be binding upon Rexall until it has been executed on behalf of Rexall at Boca Raton, Florida, by a duly authorized officer of Rexall.

     (b) This Agreement and all purchases made hereunder shall be governed by the law of the State of

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Florida, as that law applies to contracts made and performed wholly within the State of Florida. The invalidity or unenforceability of any portion of this Agreement, should that be the case, shall not be deemed to affect the remaining portion(s) of this Agreement.

     (c) Distributor irrevocably consents to the jurisdiction of the courts of the State of Florida and of any federal courts in the State of Florida in connection with any suit, action or proceeding arising out of, or relating to this Agreement. In any such suit, action or proceeding, Distributor waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Paragraph 21 hereof or in such other manner as may be permissible under applicable court rules.

     (d) All disputes arising out of or under this Agreement shall be submitted to the American Arbitration Association (AAA) to be heard in Palm Beach County, Florida, under the rules then in force, such determination of the AAA shall be enforceable through collateral proceedings to enforce arbitration awards in the state courts of Florida which shall have the authority to enjoin any violation of this Agreement. The parties acknowledge that any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be determined in accordance with the then governing rules of the AAA. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. In the event that either party seeks to enforce its rights under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys' fees), costs and other expenses incurred in connection therewith.

     23. PENALTIES. No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement. In particular, without limitation, the parties hereby agree that the provisions of Sections 7, 14 and 16 with respect to the rights of each party in the event the other party takes or fails to take certain actions pursuant to this Agreement, are reasonable, and that the parties desire such certainty with regard to such matters.

     24. COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT. Distributor represents and agrees that it has not offered, given, promised to give or authorized giving, and will not offer, give, promise to give or authorize giving, directly or indirectly, any money or anything else of value to any governmental official, political party, political official or candidate for political office in connection with its activities hereunder.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                                       REXALL SUNDOWN, INC.

                                       By:
                                           -----------------------------
                                              Name:
                                              Title:

                                       BESO PHARMCEUTICS, INC.

                                       By:
                                           -----------------------------
                                              Name:
                                              Title: